Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-190460 on Form S-8 of our report dated March 10, 2014, relating to the financial statements of Cellular Dynamics International, Inc. appearing in this Annual Report on Form 10-K of Cellular Dynamics International, Inc. for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 10, 2014